UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of
The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported)

October 17, 2006

IKANOS COMMUNICATIONS, INC.
(Exact name of registrant as specified in its charter)

Delaware	000-51532	94-3325669
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

47669 Fremont Boulevard
Fremont, California 94538
(Address of principal executive offices, including zip code)

(510) 979-0400
(Registrant’s telephone number, including area code)

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.  Entry into a Material Definitive Agreement

On October 17, 2006, Ikanos Communications, Inc. (“Ikanos”) entered into a Severance Agreement and Release of Claims with Derek Obata, its former Vice President of World Wide Sales (the “Severance Agreement”), regarding the termination of Mr. Obata’s employment with Ikanos as of October 4, 2006 (the “Termination Date”).

Pursuant to the Severance Agreement, Mr. Obata will receive (i) $90,150, less applicable tax withholdings, representing 6 months of Mr. Obata’s base salary, (ii) acceleration of vesting of an unvested portion of Mr. Obata’s option to purchase common stock of Ikanos, providing Mr. Obata with a total of 21,066 vested and exercisable options, as of the Termination Date, under his stock option agreement with Ikanos dated November 20, 2003, (iii) all commissions earned by and owing to Mr. Obata for the third quarter of Ikanos’ fiscal year 2006 and any commission earned by and owing to Mr. Obata for the pro rata portion of the fourth quarter of Ikanos’ fiscal year 2006 through the Termination Date, and (iv) reimbursement by Ikanos for payments made by Mr. Obata for COBRA coverage for 6 months starting from the Termination Date or until Mr. Obata becomes eligible for group insurance benefits under another employer, whichever date occurs first.

By signing the Severance Agreement, Mr. Obata agrees to release Ikanos and certain related parties from any and all claims relating to or arising out of his employment relationship with Ikanos.  Mr. Obata also has agreed in the Severance Agreement to waive any rights he may have under the Age Discrimination in Employment Act of 1967 and agrees to customary confidentiality, non-disparagement and non-solicitation provisions.

The foregoing summary of the material terms of the Severance Agreement is qualified in its entirety by reference to such document which is filed hereto as Exhibit 10.1.

Item 9.01.  Financial Statements and Exhibits.

(d)           Exhibits.

Exhibit No.	Description

10.1	Severance Agreement and Release of Claims dated October 4, 2006.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

IKANOS COMMUNICATIONS, INC.

Date: October 18, 2006	By:	/s/ Daniel K. Atler
Daniel K. Atler
Vice President and Chief Financial Officer

EXHIBIT INDEX

Exhibit No.	Description

10.1	Severance Agreement and Release of Claims dated October 4, 2006.